SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2011

BNC BANCORP
(Exact name of registrant as specified in its charter)

North Carolina	000-50128	47-0898685
(State or other jurisdiction of	(Commission	(IRS Employee
incorporation or organization)	File No.)	Identification No.)

1226 Eastchester Drive
High Point, North Carolina 27265
(Address of principal executive offices)

(336) 476-9200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective October 14, 2011, Bank of North Carolina (the “Bank”) acquired certain assets and liabilities of Blue Ridge Savings Bank, Inc. a banking association organized under the laws of the state of North Carolina and headquartered in Asheville, North Carolina (“Blue Ridge”), from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for Blue Ridge (the “Acquisition”), pursuant to a purchase and assumption agreement dated October 14, 2011 (the “Agreement”).

Under the terms of the Agreement, the Bank acquired approximately $168 million in total assets, including approximately $90 million in loans and approximately $50 million in other real estate owned. The Bank also assumed approximately $160 million in customer deposits. The deposits were acquired without a premium.

In connection with the Acquisition, the Bank entered into loss sharing agreements with the FDIC that cover all loans and other real estate owned (referred to collectively as “Covered Assets”).

Pursuant to the terms of the loss sharing agreements, the FDIC’s obligation to reimburse the Bank for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse the Bank for 80% of losses on the Covered Assets. The Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid the Bank under the loss sharing agreements. The loss sharing agreement applicable to single family residential mortgage loans provides for FDIC loss sharing and the Bank reimbursement to the FDIC, in each case as described above, for ten years. The loss sharing agreement applicable to commercial loans and securities provides for FDIC loss sharing for five years and the Bank reimbursement to the FDIC for eight years, in each case as described above.

The Bank also has agreed to pay to the FDIC, 45 days after October 31, 2021 (or, if later, the time of disposition of all acquired assets pursuant to the shared-loss agreements) (the “True-Up Date”), the excess, if any, of (i) 20% of the intrinsic loss estimate of approximately $41.6 million less (ii) the sum of (A) 20% of the cumulative shared-loss payments (defined as the aggregate of all shared-loss payments made by the FDIC to the Bank under the Blue Ridge shared-loss agreements minus the aggregate of all reimbursement payments made by the Bank to the FDIC under such agreements), plus (B) 25% of the asset discount of total Blue Ridge Covered Assets at the inception of the related shared-loss agreement, plus (C) servicing amounts equal to 3.5% of total Blue Ridge Covered Assets at the inception of the related shared-loss agreement.

The terms of the Agreement provide for the FDIC to indemnify the Bank against certain claims, including claims with respect to liabilities and assets of Blue Ridge or any of its affiliates not assumed or otherwise purchased by the Bank, with respect to claims made by shareholders of Blue Ridge, and with respect to claims based on any action by Blue Ridge’s directors, officers, and other employees.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

Item 8.01	Other Events

On October 14, 2011, the BNC Bancorp issued a press release announcing the Acquisition. A copy of the press release is attached as Exhibit 99.1 to this Current Report and incorporated by reference herein.

The investor slide presentation, which is attached as Exhibit 99.2 to this Current Report on Form 8-K, is deemed “furnished” to the Securities and Exchange Commission (the “SEC”), and not “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporated by reference this Current Report into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statement of Business Acquired

To the extent that financial statements are required by this Item, such financial statements will be filed in an amendment to this Current Report no later than December 31, 2011.

(b)	Pro Forma Financial Information

To the extent that pro forma financial information is required by this Item, such information will be filed in an amendment to this Current Report no later than December 31, 2011.

(d) Exhibits

Exhibit No.	Description of Exhibit
2.1
Purchase and Assumption Agreement Whole Bank All Deposits among the Federal Deposit Insurance Corporation, receiver of Blue Ridge Savings Bank, Inc., Asheville, North Carolina, Federal Deposit Insurance Corporation and Bank of North Carolina, dated as of October 14, 2011.

99.1	Press Release announcing the Acquisition, dated October 14, 2011

99.2	Slide presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2011

BNC BANCORP, INC.

By:	/s/ David B. Spencer
David B. Spencer
Executive Vice President & Chief Financial Officer (Principal Accounting Officer)